                                                                  Exhibit 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                                                     Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    1995         1996           1997          1998          1999
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before provision for income taxes                $2,159      $(11,972)     $(12,871)      $(19,965)     $(44,456)
Add:
Fixed Charges                                                         344           356           411            439         1,064
Preferred stock accretion                                             210           158             -              -             -
Less:
Interest capitalized during the period                                  -             -             -              -           410
                                                                   ---------------------------------------------------------------
Net income (loss) as adjusted                                      $2,713      $(11,458)     $(12,460)      $(19,526)     $(43,802)
                                                                   ===============================================================

Fixed Charges:
Portion of rent expense representative of interest (1)             $  331      $    356      $    411       $    439      $    654
Interest expense                                                       13             -             -              -           410
                                                                   ---------------------------------------------------------------
Total fixed charges                                                $  344      $    356      $    411       $    439      $  1,064
                                                                   ===============================================================

Ratio of earnings/(loss) to fixed charges                             7.9             -             -              -             -

Deficiency of earnings to fixed charges (2)                        $    -      $(11,972)     $(12,871)      $(19,965)     $(44,866)
                                                                   ===============================================================



                                                                        Nine Months Ended September 30,
-------------------------------------------------------------------------------------------------------
                                                                           1999                2000
-------------------------------------------------------------------------------------------------------
Net income (loss) before provision for income taxes                       $(34,845)         $(32,825)
Add:
Fixed Charges                                                                  645             1,392
Preferred stock accretion                                                        -                 -
Less:
Interest capitalized during the period                                         176               781
                                                                          --------------------------
Net income (loss) as adjusted                                             $(34,376)         $(32,214)
                                                                          ==========================

Fixed Charges:
Portion of rent expense representative of interest (1)                    $    469          $    611
Interest expense                                                               176               781
                                                                          --------------------------
Total fixed charges                                                       $    645          $  1,392
                                                                          ==========================

Ratio of earnings/(loss) to fixed charges                                        -                 -

Deficiency of earnings to fixed charges (2)                               $(35,021)         $(33,606)
                                                                          ==========================


(1) Includes the portion of rent expense for each period presented that is deemed by management to be the interest component of such rentals.

(2) Deficiency includes capitalized interest of $410 for the year ended December 31, 1999 and $176 and $781 for the nine months ended September 30, 1999 and 2000, respectively.